Exhibit No. 99

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
FOR THE PLAN YEAR ENDED DECEMBER 31, 2000

Pursuant to Securities and Exchange Commission rules (44 U.S.C. §3507 (d) and 5 CFR 1320.11), “Requirements for Arthur Andersen LLP Auditing Clients”, a copy of the latest previously issued accountants’ report for the Plan year ended December 31, 2000 is attached hereto. The report has not been reissued by Arthur Andersen LLP.

This is a copy of a report previously issued by Arthur Andersen LLP. The report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its reports in this Form 11-K.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Plan Administrator of the
Rayonier Investment and Savings Plan for Salaried Employees:

We have audited the accompanying statements of net assets available for benefits, including the schedule of assets (held at end of year), of the Rayonier Investment and Savings Plan for Salaried Employees (the “Plan”) as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements and schedule referred to above are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Jacksonville, Florida
June 19, 2001